SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[X]	Definitive Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

COLUMBIA BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PROPOSAL ONE: ELECTION OF DIRECTORS
OTHER BUSINESS
INFORMATION REGARDING MANAGEMENT
INFORMATION REGARDING COMPENSATION
SUMMARY COMPENSATION TABLE
CERTAIN TRANSACTIONS

March 10, 2003

Dear Fellow Shareholder:

On behalf of the Board of Directors, I invite you to attend Columbia Bancorp’s 2003 Annual Shareholders Meeting at Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, on Thursday, April 24, 2003 at 6:30 p.m. The Discovery Center will open at 5:45 p.m. and hors d’oeuvres and beverages will be provided at that time. The meeting will begin promptly at 6:30 p.m. in the M.J. Murdock Theater.

The Columbia Gorge Discovery Center is located at the West end of The Dalles. From I-84, take Exit 82. You will follow the Historic Highway #30 West approximately one mile. Turn right on Discovery Drive. There are signs to guide you there.

I hope that you will be able to attend the meeting, and if you do so, you may vote in person and withdraw your proxy that was previously voted by mail or telephone. It is always a pleasure to meet and become better acquainted with the shareholders of Columbia Bancorp.

Using the telephone, you can vote anytime, 24 hours a day. Or if you prefer, you can return the enclosed paper ballot in the envelope provided. Please do not return the enclosed paper ballot if you are voting by telephone. Telephone voting is fast and convenient, and allows your vote to be immediately confirmed and tabulated. Most important, by using the telephone, you help Columbia Bancorp reduce postage and proxy tabulation costs. The telephone number is 1-800-240-6326. You will be prompted to enter our 3-digit Company Number, which is 201, and your 7-digit Control Number that is listed at the top of your proxy. Then simply follow the instructions provided.

Thank you for your continued support of Columbia Bancorp.

Very truly yours,

/s/ Roger L. Christensen
Roger L. Christensen
President and Chief Executive Officer

COLUMBIA BANCORP

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2003

TO OUR SHAREHOLDERS:

          NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of shareholders of Columbia Bancorp (“Columbia”), will be held at 6:30 p.m. Pacific Time on Thursday, April 24, 2003, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, for the following purposes:

1.	To consider and act upon the election of two (2) directors of Columbia.

2.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

          Only shareholders of record at the close of business on March 3, 2003, are entitled to vote at the Annual Meeting or any postponement or adjournment.

          All shareholders are invited to attend the Annual Meeting. If you are not able to do so and wish your shares to be voted, it is important that you vote by telephone (see the attached instruction form) or complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope.

By order of the Board of Directors.

/s/ Greg B. Spear Greg B. Spear Secretary

March 10, 2003

WE URGE YOU TO VOTE BY TELEPHONE OR SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

COLUMBIA BANCORP
401 East Third Street, Suite 200
The Dalles, Oregon 97058
(541) 298-6649

ANNUAL MEETING PROXY STATEMENT

Date of Proxy Statement: March 3, 2003

          This Proxy Statement, dated March 3, 2003, is furnished in connection with the solicitation of proxies by the Board of Directors of Columbia Bancorp (“Columbia”) to be used at the 2003 Annual Meeting of Columbia’s shareholders to be held on April 24, 2003, at 6:30 p.m. Pacific Time, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 10, 2003. Columbia’s 2002 Annual Report to Shareholders is being mailed to shareholders of Columbia with this Proxy Statement.

PROXIES AND VOTING AT THE ANNUAL MEETING

          The only class of issued and outstanding stock of Columbia is its common stock, no par value. At March 3, 2003, the record date for determining shareholders entitled to vote at the Annual Meeting, there were 7,890,704 shares of common stock issued and outstanding. Each holder of record of outstanding shares of common stock on the record date is entitled to one vote for each share held on every matter submitted at the Annual Meeting.

          A majority of the outstanding common stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The matters to be voted on must be approved by an affirmative vote of the holders of a majority of the common stock of Columbia, except as otherwise described below. Shareholders who do not vote (either in person or by submitting a proxy), including broker non-votes, will be considered abstentions and will not be counted toward the quorum.

          If a proxy in the accompanying form is executed and returned, the shares represented thereby will be voted in accordance with the instructions given in the proxy. If no instructions are given, the proxyholders will vote in favor of management’s nominees for directors, and at their discretion as to any other matters that may come before the Annual Meeting. Any proxy may be revoked prior to its exercise by giving written notice of revocation to the Secretary of Columbia or by submitting to the Secretary a duly executed proxy bearing a later date. The attendance of a shareholder at the Annual Meeting will not by itself revoke such shareholder’s proxy. Ballots or proxies may be counted by personnel of Columbia’s subsidiary, Columbia River Bank (“CRB”), or by Columbia’s transfer agent, Wells Fargo Shareowner Services.

          The cost of this proxy solicitation will be borne by Columbia. Columbia does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers, banks and other nominees for their expenses in sending proxy material to principals and obtaining their proxies. In addition to the solicitation of proxies by mail, Columbia may also authorize its officers, or the officers and employees of CRB, to solicit proxies from shareholders, either in person or by telephone, fax, e-mail or letter. Such persons will not be specially compensated for these activities.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of Columbia’s common stock at February 10, 2003 by: (i) each person who is known by Columbia to own beneficially more than 5% of the common stock; (ii) each director and each nominee for director; (iii) certain executive officers, and (iv) all listed executive officers and nominees as a group.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED (1)	PERCENT OF CLASS

Beneficial owners of more than 5% of Outstanding common stock
Banc Fund IV L.P. 208 S. LaSalle Street Chicago IL 60604	537,010	6.3%
Directors and executive officers
Robert L.R. Bailey (2)	176,912	2.1%
Charles F. Beardsley (3)	52,432	(*	)
Richard E. Betz (4)	22,800	(*	)
William A. Booth (5)	96,150	1.1
Dennis L. Carver (6)	53,886	(*	)
Roger L. Christensen (7)	62,597	(*	)
Terry L. Cochran (8)	362,374	4.3
James J. Doran (9)	9,200	(*	)
Jane F. Lee (10)	25,110	(*	)
James C. McCall (11)	77,170	(*	)
Jean S. McKinney (12)	23,486	(*	)
Donald T. Mitchell (13)	28,172	(*	)
Craig J. Ortega (14)	53,262	(*	)
Greg B. Spear (15)	30,021	(*	)
Britt W. Thomas (16)	40,619	(*	)
All directors and executive officers as a group (15 persons)	1,114,191	13.1%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable, or exercisable within 60 days after February 10, 2003, are deemed outstanding for the purpose of computing the percentage ownership interest of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage ownership for any other person. Applicable percentage ownership is based on 7,889,202 aggregate shares outstanding as of February 10, 2003, together with 634,569 exercisable options.

(2)	Includes 19,200 shares covered by stock options and the following shares over which Mr. Bailey shares voting and investment power: 42,124 shares owned by Mr. Bailey’s spouse; 30,000 shares held in a family partnership; and 14,215 shares held in a foundation.

(3)	Includes 33,018 shares held in trust, 13,414 shares held in his spouse’s trust, and 6,000 shares covered by stock options.

(4)	Includes 20,000 shares jointly owned with his spouse over which Mr. Betz shares voting and investment power, and 2,800 shares covered by stock options.

(5)	Includes 1,526 shares held in an IRA, and 94,624 jointly owned with his spouse over which Mr. Booth shares voting and investment power.

(6)	Includes 1,400 in stock options, and 3,726 shares for which Mr. Carver’s spouse serves as custodian for the benefit of their children and over which Mr. Carver shares voting and investment power. Includes 456 shares held in his spouse’s IRA.

(7)	Includes 1,445 shares held through the ESOP and 55,422 shares covered by stock options.

(8)	Includes 40,994 shares held through the ESOP, 24,435 shares covered by stock options, and 14,453 held in IRA. Also includes 123,948 shares held by Mr. Cochran’s spouse as to which Mr. Cochran disclaims beneficial ownership.

(9)	Includes 1,400 shares covered by stock options.

(10)	Represents 25,110 shares direct ownership.

(11)	Includes 39,417 shares covered by stock options and 21,996 shares held through the ESOP. Also includes 8,756 shares jointly owned with his spouse over which Mr. McCall shares voting and investment power and 7,001 shares in a self-directed IRA.

(12)	Includes 900 shares owned by her son as to which Ms. McKinney disclaims beneficial ownership. Also includes 1,498 shares held in an IRA and 10,295 shares covered by stock options.

(13)	Includes 13,937 shares in pension plan and 9,900 shares covered by stock options.

(14)	Includes 5,401 shares held through the ESOP and 35,065 shares covered by stock options. Also includes 404 shares held in Mr. Ortega’s spouse’s IRA as to which Mr. Ortega disclaims beneficial ownership. Also includes 7,128 shares held as custodian for Mr. Ortega’s children over which Mr. Ortega shares voting and investment power, and 330 shares held jointly with Mr. Ortega’s spouse over which Mr. Ortega shares voting and investment power.

(15)	Represents 27,765 shares covered by stock options and 256 held through ESOP.

(16)	Includes 1,766 shares held through the ESOP and 29,928 shares covered by stock options. Also includes 5,020 shares covered by stock options of Mr. Thomas’ spouse and 605 shares held through the ESOP of Mr. Thomas’ spouse over which both Mr. Thomas disclaims beneficial ownership. Also includes 2,000 shares held as custodian for Mr. Thomas’ children over which Mr. Thomas’ spouse shares voting and investment power.

BUSINESS OF THE ANNUAL MEETING

          Management knows of one matter, discussed below, to be presented at the Annual Meeting for shareholder action.

PROPOSAL ONE: ELECTION OF DIRECTORS

Election of Directors

          Under Columbia’s Articles of Incorporation, Columbia’s Board is divided into three classes, providing for staggered three-year terms. Prospective Board members can be nominated to any of the three classes, depending on Board vacancies, as long as there are at least two members in each class. The Board may have no more than twelve (12) members in total.

          The Columbia Board has nominated Richard E. Betz and Jean S. McKinney for a term expiring in 2006. All nominees currently serve on Columbia’s Board and on the Board of Columbia’s subsidiary, CRB. Columbia became a holding company for Columbia River Bank, the company’s wholly owned subsidiary, on October 2, 1995. The date of commencement of directors’ service shown includes service prior to October 2, 1995, as director of CRB.

          Although Columbia knows of no reason why any of the nominees may be unable or unwilling to serve, if any nominee becomes unable or unwilling to serve, it is the intention of the persons named in the proxy to vote for any substitute nominee the Board of Directors of Columbia may recommend. The Columbia Board does not have a standing nominating committee nor does it have a formal procedure to receive shareholder nominations, but it will consider any written recommendations sent to the attention of the Board at Columbia’s administrative offices at 401 East Third Street, Suite 200, The Dalles, Oregon 97058. For information concerning the procedures provided by Columbia’s Articles of

Incorporation for the presentation of business by shareholders at an annual meeting, see the section below entitled “PROPOSALS OF SHAREHOLDERS”.

Nominees for Election as Directors to the Board of Directors of Columbia for a Term Expiring in 2006

          Richard E. Betz, age 60, director since 2000. Mr. Betz is Vice President of Royale Columbia Farms, Inc., a potato farming operation in Hermiston, Oregon. He is also President of Bud-Rich Potato, Inc., a potato packing operation and onion marketing company. Mr. Betz has held these positions for more than five years.

          Jean S. McKinney, age 65, director since 1994. Ms. McKinney serves as President and business manager for McKinney Ranches, Inc., a grain farming business in Wasco, Oregon. She has held this position for more than five years.

          To be elected, each nominee must receive the affirmative vote of the holders of a simple majority of Columbia’s common stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be considered votes against the nominee.

THE BOARD OF DIRECTORS OF COLUMBIA RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
NOMINEES LISTED ABOVE.

Directors Continuing in Office

          All directors currently serve on Columbia’s Board and on the Board of Columbia’s subsidiary, CRB. Columbia became a holding company for Columbia River Bank, the company’s wholly owned subsidiary on October 2, 1995. The date of commencement of directors’ service shown includes service prior to October 2, 1995, as director of CRB.

          Donald T. Mitchell, director since 1996. Mr. Mitchell has served as Chairman since December 18,1998. He served as director of Juniper Banking Company from 1988 until its merger with Columbia River Bank in 1995. Mr. Mitchell was previously a partner in Lacy Forest Products, a lumber brokerage firm until his retirement in 1999. He is presently retired in Redmond, Oregon.

          Robert L.R. Bailey, director since 1977. Mr. Bailey served as chairman from 1981 to 1995. Mr. Bailey is President and General Manager of Orchard View Farms, inc., a fruit growing and packing company headquartered in The Dalles, Oregon. He has held this position for more than five years.

          William A. Booth, director since 1977. Mr. Booth is a principal in Booth & Kelly Real Estate, a real estate agency in The Dalles, Oregon. He has held this position for more than five years.

          Charles F. Beardsley, director since 1994. Mr. Beardsley is principal owner of Hershner & Bell Realty, a real estate brokerage firm, and of Hershner & Bell-Farrel Agency, an insurance agency, both in Hood River, Oregon. He has held this position for more than five years.

          Dennis L. Carver, director since 1997. Mr. Carver served as director of Klickitat Valley Bank (“KVB”) from 1984 until its acquisition by Columbia Bancorp in 1997. Mr. Carver is owner of the Goldendale Chiropractic Clinic in Goldendale, Washington where he provides chiropractic services. He has held this position for more than five years.

          Roger L. Christensen, director since 2001. Mr. Christensen is President and CEO of Columbia and CRB and has held this position since 2001; Executive Vice President / Chief Operating Officer (May 1999 to May 2001); Vice President and Manager, Bank of the Cascades (May 1991 to May 1999); Branch Manager and numerous positions with Bank of America and Benjamin Franklin Savings and Loan (March 1985 to May 1991). Mr. Christensen received a Bachelors degree in Accounting from Boise State University and attended graduate level courses in Oregon State University’s MBA program.

          Terry L. Cochran, director since 1981. Mr. Cochran previously served as President and Chief Executive Officer of Columbia and CRB until his retirement in May 2001. He is presently retired in Bend, Oregon.

           James J. Doran, director since 1999. Mr. Doran served as director of Valley Community Bancorp (“VCB”) from 1986 until its acquisition by Columbia Bancorp in 1999. Mr. Doran operates three new car dealerships in McMinnville, Oregon. He has held this position for more than five years.

          The following table sets forth the term expiration dates of the directors of Columbia continuing in office.

NAME	AGE	POSITION	TERM EXPIRES

Donald T. Mitchell	58	Chairman of the Board of Columbia and CRB	2005
Robert L.R. Bailey	61	Director	2005
Charles F. Beardsley	62	Director	2004
William A. Booth	62	Vice-Chairman of the Board of Columbia and CRB	2004
Dennis L. Carver	54	Director	2005
Roger L. Christensen	45	Director, President and Chief Executive Officer of Columbia and CRB	2004
Terry L. Cochran	58	Director	2004
James J. Doran	54	Director	2005

Directors Retiring/Resigning from Office

          Jane F. Lee, director since 1994, has announced her retirement from both Columbia and CRB Boards effective April 24, 2003. Ms. Lee served as a director of KVB from 1987 until its acquisition by Columbia Bancorp in 1996. Ms. Lee owns and operates a cattle ranch and hay operation in Goldendale, Washington.

Meetings of the Boards of Directors and Committees

          The following section describes the 2002 meetings of the Boards of Directors of Columbia and of Columbia’s wholly owned bank subsidiary, CRB.

Board and Board Committees of Columbia

          The Board of Directors of Columbia held 11 meetings during 2002. Each member attended at least 75% of the meetings of the Board and those committees on which he or she served in 2002.

          The Columbia Board of Directors has two committees, the Executive Committee and the Audit/Examination Committee. The members of the Executive Committee are Chairperson Donald T. Mitchell, Robert L.R. Bailey, William A. Booth, Dennis L. Carver, Roger L. Christensen, Terry L. Cochran and Jane F. Lee. This Committee acts for the Board on matters requiring prompt action, serves as the Board nominating committee, recommends long range planning activities to the full board, evaluates the Chief Executive Officer, and recommends appropriate executive compensation, benefits, and employment contracts. The Committee met two times in 2002. The members of the Audit/Examination Committee are Chairperson Robert L.R. Bailey, Charles F. Beardsley and Jean S. McKinney. The committee reviews the results of Columbia’s annual audit. The Committee met six times in 2002.

Board and Board Committees of CRB

          The Board of Directors of CRB held 11 meetings during 2002. No director attended less than 75% of all the meetings of the Board and those committees on which he or she served in 2002.

          The CRB Board of Directors has five committees, the Executive Committee, the Audit/Examination Committee, the Human Resources Committee, the Loan Committee, and the Investment/Asset-Liability Committee. The members of the committees are identified in the following table.

		Audit/	Human	Investment/
Director	Executive	Examination	Resources	Asset-Liability	Loan

Robert L.R. Bailey	☑	Chair
Charles F. Beardsley		☑			☑
Richard E. Betz				☑	☑
William A. Booth	☑				Chair
Dennis L. Carver	☑		Chair	☑
Roger L. Christensen	☑
Terry L. Cochran	☑		☑
James J. Doran			☑	☑
Jane F. Lee	☑			Chair
Jean S. McKinney		☑	☑
Donald T. Mitchell	Chair

          The CRB Executive Committee acts for the CRB Board on matters requiring prompt action, serves as the CRB Board’s Nominating Committee, and recommends long range planning activities to the CRB Board. This Committee also evaluates CRB’s Chief Executive Officer, and recommends appropriate executive compensation, benefits and employment contracts. The Executive Committee met two times in 2002.

          The Audit/Examination Committee reviews the scope of internal and external audit activities. The Committee met six times in 2002.

          The Human Resources Committee provides oversight of the ESOP, 401(k) and stock incentive plan, and reviews and makes recommendations on corporate compensation and personnel policies. The Committee met three times in 2002.

          The Investment/Asset-Liability Committee’s charge is to establish, update, and monitor policies related to asset, liability, liquidity, interest rate management and investments. It also recommends approval of securities advisors and brokers. The Committee met four times in 2002.

          The Loan Committee reviews the loan portfolio for safety and soundness, monitors concentrations in industry and loan type, and oversees the loan policy of CRB. The Committee also meets periodically to approve those loans in excess of management’s approval authority. The committee met 32 times in 2002.

OTHER BUSINESS

          Columbia’s management knows of no other matters to be brought before the Annual Meeting for a vote. However, if other matters are presented for a vote at the Annual Meeting, the proxy holders will vote the shares represented by properly executed proxies according to their best judgment on those matters. At the Annual Meeting, management will report on Columbia’s business, and shareholders will have an opportunity to ask questions. For information concerning the procedures provided by Columbia’s Articles of Incorporation for the presentation of business by shareholders at an annual meeting, see the section below entitled “PROPOSALS OF SHAREHOLDERS”.

INFORMATION REGARDING MANAGEMENT

Executive Officers

          The following table sets forth summary information about the executive officers of Columbia and CRB.

			YEARS OF BANKING
NAME	AGE	POSITION	EXPERIENCE

Roger L. Christensen	45	President and Chief Executive Officer of Columbia and CRB	21
James C. McCall	57	Executive Vice President and Chief Operating Officer of CRB	34
Greg B. Spear	37	Executive Vice President and Chief Financial Officer of Columbia and CRB	18
Craig J. Ortega	46	Executive Vice President and Head of Community Banking of CRB	23
Britt W. Thomas	43	Executive Vice President and Chief Credit Officer of CRB	15

          Roger L. Christensen has been President and Chief Executive Officer of Columbia and CRB since May 2001. He joined Columbia in May 1999 as Executive Vice President and Chief Operating Officer. See “Directors Continuing in Office” for more information about Mr. Christensen.

          James C. McCall has been Executive Vice President and Chief Operating Officer of CRB since May 2001. He joined CRB in April 1982, and served as Chief Lending Officer from November 1988 until May 2001. He holds a B.S. degree in Business from Oregon State University, and is a graduate of the Pacific Coast Banking School at the University of Washington. Mr. McCall has 34 years of banking experience. He presently is a director of Network of Oregon Affordable Housing, and is past Chairman of the Oregon Bankers Association Lending Committee.

          Greg B. Spear has been Executive Vice President and Chief Financial Officer of Columbia and CRB since June 2001. He holds a B.S. degree in Accounting from the University of La Verne, a B.S. degree in Business Administration (Management) from California State University, Chico, and is a licensed Certified Public Accountant in the State of Oregon. Mr. Spear has 18 years of banking experience. He presently serves as a director on the BancSource board.

          Craig J. Ortega has been Executive Vice President and Head of Community Banking of CRB since May 2001. He joined CRB in May 1995, and served as President and Chief Executive Officer of CRB from May 1999 until May 2001. Mr. Ortega has 23 years of banking experience. He attended Blue Mountain Community College and holds a B.S. degree in Business Administration from Eastern Oregon State College, and is a graduate of the Pacific Coast Banking School at the University of Washington.

          Britt W. Thomas has been Executive Vice President and Chief Credit Officer of CRB since November 2001. He joined CRB in June 1998 as Senior Vice President and Loan Administrator. Mr. Thomas holds a B.S. degree in Geology from Oregon State University and a B.S. degree in Business, Financial Institution Management, from Oregon State University. He has 15 years of banking experience.

INFORMATION REGARDING COMPENSATION

Executive Compensation

          The following table sets forth, for the three years ended December 31, 2002, the compensation awarded, paid to, or earned by the Executive Officers of Columbia and CRB. No other executive officer of Columbia and CRB received salary and bonus in excess of $100,000 for this three-year period.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation Awards

							Securities
		Annual Compensation					Underlying
							Options		All Other
Name and Position	Year	Salary(1)		Bonus(2)	Other	ESOP(3)	Granted		Compensation (4)

Roger L. Christensen	2002	$162,103	(5)	$47,448	1,572	$2,106	19,331	(8)	$8,000
President and CEO; Director	2001	$116,375	(6)	$41,371	—	$4,589	47,965	(9)	$2,366
	2000	$100,250	(7)	$14,726	—	$4,072	2,200	(10)	$1,725
James C. McCall	2002	$121,678		$35,417	840	$1,598	3,000	(11)	$6,071
Executive Vice President & COO	2001	$90,673		$29,886	—	$3,507	24,465	(12)	$1,808
	2000	$85,443		$3,036	—	$3,194	2,200	(10)	$1,282
Greg B Spear	2002	$110,301	(13)	$26,974	—	1,419	3,000	(11)	$5,391
Executive Vice President & CFO	2001	$67,651	(14)	—	—	1,978	24,765	(15)	$957
	2000	—		—	—	—	—		—
Craig J. Ortega	2002	$114,404	(16)	$45,605	1,104	$1,653	3,000	(11)	$6,280
Executive Vice President & Head	2001	$102,362	(7)	$40,173	—	$4,147	24,465	(12)	$2,138
Head of Community Banking	2000	$110,732	(7)	$12,725	—	$3,491	2,200	(10)	$1,661
Britt W Thomas	2002	$95,880		$5,770	—	$1,070	3,000	(11)	$4,066
Executive Vice President & Chief	2001	$72,825		$16,676	—	$2,742	23,128	(17)	$1,414
Credit Officer	2000	$70,902		$13,394	—	$2,732	1,800	(10)	$1,282
Philip S. Hamilton	2002	$89,493		$48,894	—	—	—		$5,535
(Resigned from CRB June 2002)	2001	$88,625		$49,288	—	$4,012	24,065	(18)	$2,069
	2000	$108,151		$31,261	—	$3,271	1,800	(10)	$1,394
Terry L. Cochran	2001	$72,919	(6)	$101,309	—	$4,946	7,035	(19)	$2,550
(Resigned from Columbia May 2001)	2000	$163,406	(6)	$54,469	—	$6,021	10,000	(10)	$2,550

(1)	Salary compensation for 2002 includes nonqualified deferred compensation benefits as wages in the amounts of $19,395, $27,261, $8,400, $16,995 and $6,047 for the salaries of Mr. Christensen, Mr. McCall, Mr. Spear, Mr. Ortega and Mr. Thomas.

(2)	Bonus compensation for 2002 includes deferred compensation in the amounts of $7,057, $5,313, $2,500, $3,000 and $3,561 for the bonuses of Mr. Christensen, Mr. McCall, Mr. Spear, Mr. Ortega and Mr. Hamilton.

(3)	As of December 31, 2002, the ESOP held 1,445, 21,996, 256, 5,401 and 1,766 shares of Columbia stock and a cash balance of $2,438, $3,286, $1,592, $2,203 and $1,309 for the accounts of Mr. Christensen, Mr. McCall, Mr. Spear, Mr. Ortega and Mr. Thomas, respectively. All of the shares described are vested, and dividends are payable to the executive’s account under the ESOP

(4)	Annual 401K employer contribution.

(5)	Includes $3,500 annual auto allowance.

(6)	Includes $8,400 annual auto allowance.

(7)	Includes $7,200 annual auto allowance.

(8)	The exercise price of the described options are 14,331 shares at $14.91 per share, and 5,000 shares at $9.84 per share. The options are immediately exercisable and expire in December 2012.

(9)	The exercise price of the described options are 12,809 shares at $14.91 per share, and 35,156 shares at $9.86 per share. The options are immediately exercisable and expire in February 2011 and December 2011, respectively.

(10)	The exercise price of the described options is $6.88 per share. The options are immediately exercisable and expire in June 2009.

(11)	The exercise price of the described options is $14.91 per share. The options are immediately exercisable and expire in February 2011.

(12)	The exercise price of the described options are 2,200 shares at $7.25 per share, and 22,265 shares at $9.86 per share. The options are immediately exercisable and expire in February 2011 and December 2011 respectively.

(13)	Includes $7,484 moving allowance.

(14)	Includes $17, 276 moving allowance.

(15)	The exercise price of the described options are 2,500 shares at $8.25 per share, and 22,265 shares at $9.86 per share. The options are immediately exercisable and expire in June 2011 and December 2011, respectively.

(16)	Includes $7,892 annual auto allowance.

(17)	The exercise price of the described options are 1,800 shares at $7.25 per share, and 21,328 shares at $9.86 per share. The options are immediately exercisable and expire in February 2011 and December 2011, respectively.

(18)	The exercise price of the described options are 1,800 shares at $7.25 per share, and 22,265 shares at $9.86 per share. The options are immediately exercisable and expire February 2011 and December 2011, respectively.

(19)	The exercise price of the described options is $7.25 per share. The options are immediately exercisable and expire in February 2011.

OPTION GRANTS IN 2002

	Number of	Percent of			Potential Realizable Value at
	Securities	Total Options			Assumed Annual Rates
	Underlying	Granted to	Exercise or		of Stock Price Appreciation
	Options	Employees in	Base Price	Expiration	for Option Term (3)

Name	Granted (#)	Fiscal Year (1)	($/Share)(2)	Date	5%($)	10%($)

Roger L. Christensen	5,000	2.75%	$14.91	12/30/12	$32,034	$80,870
Jim C. McCall	3,000	1.65%	$14.91	12/30/12	$19,220	$48,522
Greg B. Spear	3,000	1.65%	$14.91	12/30/12	$19,220	$48,522
Craig J. Ortega	3,000	1.65%	$14.91	12/30/12	$19,220	$48,522
Britt W. Thomas	3,000	1.65%	$14.91	12/30/12	$19,220	$48,522
Roger L. Christensen (4)	14,331	7.89%	$9.84	12/31/12	$140,949	$280,921

(1)	Based on a total of 181,674 options granted to employees under Columbia’s option plans in 2002, of which 14,331 were granted as part of a phantom stock plan.

(2)	The option purchase prices are equal to the fair market value at the date of the grant. The $14.91 per share options were granted on December 30, 2002, and the $9.84 per share options were granted on July 18, 2002.

(3)	In accordance with the Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming that the market price of Columbia’s common stock appreciates from the date of grant over the years remaining to expiration at the annualized rates of 5% and 10%, respectively. If the stock price does not increase over the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

(4)	The 14,331 stock appreciation rights were granted as part of a phantom stock agreement.

          The following table sets forth information regarding options exercised during 2002 and holdings at December 31, 2002 by the executive officer named in the compensation table shown previously.

AGGREGATED OPTION EXERCISES IN 2002 AND FY-END OPTION VALUES

			Fiscal Year-end Option Values

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-The-Money Options
	Acquired on	Value	Options At Fiscal Year-end	At Fiscal Year-End (1)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Roger L. Christensen	1,743	$7,567	69,753/0	$370,488/$0
Jim C. McCall	1,000	$8,540	39,417/0	$255,040/$0
Greg B. Spear	500	$2,450	27,765/0	$130,754/$0
Craig J. Ortega	1,500	$11,805	36,565/0	$220,208/$0
Philip S. Hamilton	28,865	$111,481	0/0	$0/$0
Britt W. Thomas	—	—	29,928/0	$144,564/$0
Terry L. Cochran	—	—	23,035/0	$191,490/$0

(1)	On December 31, 2002, the closing sales price of Columbia’s stock was $14.97. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

Equity Compensation Plan Summary

          The following table shows the status of option grants under Columbia’s stock option plan as of December 31, 2002:

EQUITY COMPENSATION PLAN INFORMATION

			# of Securities Remaining
			Available for Future Issuance
	# of Securities to Be Issued on	Weighted –Average Exercise	Under Plan (Excluding
	Exercise of Outstanding Options	Price of Outstanding Options	Securities in Column (a)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	642,949	$9.03	143,289
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A
Total	642,949	$9.03	143,289

Employment and Deferred Compensation Agreements

          Columbia and Roger L. Christensen, Columbia and CRB’s President and Chief Executive Officer, are parties to an employment agreement of January 25, 2001, with amendments dated April 15, 2002. Mr. Christensen’s term of employment under this agreement expires March 31, 2003. Prior to its termination, the agreement is renewable for subsequent one-year terms at the mutual agreement of the parties. The employment agreement contains various provisions relating to bonuses, termination and non-competition. Certain key features of the agreement are as follows.

          In addition to base salary, Mr. Christensen is entitled to consideration for an annual performance bonus to be determined in accordance with formulas and methods established by Columbia’s Board of Directors. If Mr. Christensen terminates his employment without cause, or if his employment is terminated for cause, he is subject to non-competition provisions covering a defined geographic area, to include any county in Oregon or Washington in which Columbia or any of its affiliates has a place of business at the time of termination, for one year following termination, and is liable for liquidated damages in the event he breaches these provisions. The non-competition provisions do not apply if Mr. Christensen terminates his employment within 90 days after a change of control of Columbia as defined in the agreement. If Mr. Christensen’s employment is terminated by him with cause or within 90 days after a change of control, or by Columbia without cause, he is entitled to all earned and unpaid base salary and benefits, plus a severance payment equal to the greater of one month’s base salary as of the date of termination times the number of full calendar years of his employment by Columbia, or one month’s base salary as of the date of termination multiplied by twelve (12). Mr. Christensen would receive no such severance payment if he terminates his employment without cause, or if Columbia terminates his employment with cause.

          Columbia and Terry L. Cochran, Columbia’s past President and Chief Executive Officer and present board member, are parties to a deferred compensation agreement (the “DC Agreement”) entered into on or about April 1, 1999. The DC Agreement provides for post-retirement compensation for Mr. Cochran based on his contributions to the success and profitability of Columbia, and for other covenants as set forth in the DC Agreement. Payment to Mr. Cochran under the DC Agreement began on May 15, 2001 upon his retirement, and continues through May 15, 2007. Mr. Cochran will receive $48,000 per year, plus certain sums of accrued, deferred interest. Mr. Cochran will also receive such medical, dental, disability, vision and life insurance benefits which Columbia or its subsidiaries make available to full-time employees. Under the DC Agreement, Mr. Cochran will continue to be bound under certain non-competition provisions following his retirement.

          On April 1, 2000, with amendments dated August 1, 2001, Columbia and CRB entered into employment agreements with James C. McCall, CRB’s Chief Operating Officer, and Craig J. Ortega, CRB’s Head of

Community Banking. The agreements provide for an initial two-year employment term expiring in 2003. On June 15, 2001, Columbia and CRB also entered into employment agreement with Greg B. Spear, Columbia and CRB’s Chief Financial Officer. The agreements provide for an initial two-year employment term expiring in 2003. All of the before mentioned agreements contain provisions relating to bonuses, termination and non-competition substantially similar to those in the above-described employment agreement between Columbia and Mr. Christensen.

          As of December 31, 2002 neither Columbia nor CRB had employment contracts with any executive officers other than Messrs. Christensen, McCall, Ortega and Spear.

Executive and Employee Compensation Plans

          401(k) Plan. Under CRB’s 401(k) Plan, officers and employees of CRB may elect to defer up to the Internal Revenue Service limit of their compensation, and CRB makes matching contributions to the accounts of officers and employees of CRB equal to 100% of the first 4% of compensation that any officer or employee elects to defer, subject to limitations under the Internal Revenue Code of 1986. Amounts contributed or deferred are distributed to employees upon retirement, permanent disability, death, termination of employment, or the occurrences of conditions constituting extraordinary hardship.

          ESOP. Columbia maintains an Employee Stock Ownership Plan (the “ESOP”) for the benefit of employees. All employees of CRB who have been credited with at least 1,000 hours of service in the prior year, and have attained age 20, including officers, are eligible to participate in the ESOP. The sole source of funding for the ESOP is contributions made by CRB. Contributions by participants are not permitted. Assets of the ESOP are used primarily to purchase shares of Columbia’s common stock. The ESOP may not purchase Columbia common stock for a price in excess of its fair market value. As of January 1, 2003, the ESOP held 361,446 shares of Columbia common stock and $136,145 in cash. At that date, 258 employees were participants in the ESOP.

          Incentive Cash Compensation. The company has adopted an incentive cash compensation program under which employees at all levels can receive incentive compensation, tied to a fixed percentage of base compensation, for helping achieve certain goals and objectives. For example, branch employees are eligible for cash compensation based on increases in branch income, loan and deposit growth, maintenance of asset quality, and the cross-selling of products and services. Most new employees become eligible to participate in the program within a short time after beginning employment. For the year ended December 31, 2002, bonuses totaling $2,063,268 were earned by company employees, including $303,511 earned by executive officers as a group.

          Stock Incentive Plan. Since 1993 Columbia has utilized a stock incentive plan (the “Incentive Plan”) administered by the Columbia Board to advance Columbia’s business interests. The Incentive Plan enables Columbia and its subsidiaries to attract and retain qualified and talented employees and Board members by offering them an opportunity to participate in the growth and ownership of Columbia. Stock options and other stock-based incentives may be granted under the Incentive Plan at the discretion of and with the approval of the Columbia Board. Employees are eligible to receive incentive stock options, which are intended to qualify for favorable tax treatment, and which must have an exercise price equal to not less than the fair market value of the common stock on the date of grant. In addition, employees and directors are eligible for non-statutory stock options, which do not qualify for favorable tax treatment, and which may have an exercise price set at the discretion of the Columbia Board. The option exercise price for non-statutory stock options may be either greater or less than the fair market value of the common stock on the date of grant, although in practice the Columbia Board has always set the exercise price for such options at fair market value. Options vest and are exercisable in accordance with the terms of the individual grant. The Incentive Plan also allows the Columbia Board to offer other forms of stock-related incentives, including stock appreciation rights, stock bonuses and sales of stock subject to restrictions. However, apart from grants of 200 shares of common stock to six retiring outside directors, the Board has never approved awards under the Incentive Plan other than stock options.

          In 2002, options covering a total of 167,343 shares of Columbia’s common stock were granted to employees of Columbia and CRB. Options covering a total of 14,000 shares of common stock were granted to outside directors of Columbia. Under Columbia’s Incentive Plan presently in effect, which was approved by shareholders in 1999 and amended in 2002, an aggregate of no more than 10% of the issued and outstanding shares of Columbia common stock is available for award or grant. At December 31, 2002, 10% of the issued and outstanding shares amounted to 786,238 shares of common stock. A total of 642,949 stock options are outstanding presently under the effective Stock Option Plan, with 143,289 options available for awards or grants.

Report of the Compensation Committee on Executive Compensation

          Columbia’s Executive Committee serves as the Compensation Committee for the purpose of setting the President and Chief Executive Officer’s compensation. This Committee seeks to set compensation levels that are consistent with Columbia’s Strategic Plan and Mission Statement, which are updated annually. In fiscal 2002, compensation for Columbia and CRB’s President and Chief Executive Officer included a base salary, a contingent incentive cash component tied to operating performance, and long-term incentives similar to those received by non-executives, including ESOP contributions, and a 401(k) match.

          Base salary is determined by considering the overall performance of the President and Chief Executive Officer with respect to the duties and responsibilities assigned. Salary surveys of other Northwest community banks, including the Milliman USA. Northwest Financial Industry Salary Survey, are reviewed and factored into the process to insure fair rates of compensation in an increasingly competitive labor market. All outside Columbia directors individually completed a written evaluation of the performance of Columbia’s President in 2002. The evaluations were summarized by the Chairman of the Columbia Board and discussed by the Compensation Committee with the President and Chief Executive Officer. Mr. Christensen reviews annually other executive officers of Columbia and CRB.

          Incentive cash compensation is linked to specific objectives for each executive. In 2002, Mr. Christensen could earn a percentage of his base salary based on the achievement of specific goals tied to (1) return on equity; (2) earnings per share; (3) asset quality; (4) asset growth; (5) regulatory ratings on safety and soundness and compliance with regulations. Each goal is also assigned a range of target levels. At year-end, the target level achieved for each performance measure is combined to arrive at the final incentive compensation award. In 2002, Mr. Christensen’s incentive cash compensation was $47,448, or 29% of total base compensation of $162,103. Incentive cash compensation for other executive officers is based on a similar quantitative formula as Mr. Christensen’s.

          The Columbia Board at its discretion periodically awards incentive compensation in the form of stock option grants to executive officers and other employees. The Board employed quantitative criteria in awarding stock options to the executive officers. In 2002, Mr. Christensen received an option to purchase 5,000 shares. The other above named executive officers received options to purchase 12,000 shares in total. All options were granted at fair market value as of the date of the award.

          In 2002 CRB has entered into salary continuation, deferred bonus and split dollar life insurance agreements with certain of its key executive officers. The purpose of these agreements is to provide incentives for key personnel to remain in the employ of CRB. In connection with the agreements, CRB purchased certain life insurance policies (“BOLI”). The executives covered by such agreements are Roger L. Christensen, President and Chief Executive Officer; James C. McCall, Executive Vice President and Chief Operating Officer; Greg B. Spear, Executive Vice President and Chief Financial Officer; Craig J. Ortega, Executive Vice President and Head of Community Banking; and Britt W. Thomas, Executive Vice President and Chief Credit Officer. Except for specific financial terms, the agreements with the other senior executive officers are substantially the same. Copies of the agreements are attached to or incorporated by reference into Columbia’s Form 10-K for the fiscal year ending December 31, 2002.

          In 2002 Columbia entered into a phantom stock agreement with its President and Chief Executive Officer, Roger L. Christensen. The purpose of the agreement is to provide incentives in the form of phantom stock to this executive. Compensation under the agreement is directly tied to the achievement of certain Columbia Bancorp performance goals. Such compensation is payable in cash, not stock. The agreement is one of the incentive tools authorized under Columbia’s existing Stock Incentive Plan. A copy of the phantom stock agreement is incorporated by reference into Columbia’s Form 10-K for the fiscal year ending December 31, 2002.

          CRB’s Human Resources Committee plays a supporting role in the executive compensation process. This Committee gathers and analyzes comparative compensation data, sets the general outlines of the incentive cash compensation program, and makes preliminary recommendations concerning stock option grants.

          The Executive Committee believes that the programs for executive officer compensation serve well the interests of Columbia’s shareholders by providing the motivation for executives to contribute to the overall long-term success and value of Columbia.

           This report is submitted by the outside directors of the Columbia Executive Committee, consisting of Donald T. Mitchell, Chair, Robert L. R. Bailey, William A. Booth, Dennis L. Carver, Terry L. Cochran, and Jane F. Lee.

Director Compensation

          The CRB Chairperson is paid an attendance fee of $1,300 for each regular monthly meeting of the Board. Each outside CRB director is paid an attendance fee of $900 for each regular monthly meeting of the CRB Board. Each CRB director also receives $150 for each meeting attended of any committee of the Board to which the director belongs. Columbia does not pay any separate attendance fees to its directors. Directors who are employees of Columbia or CRB received no director’s fees or other special remuneration for service as a director on any Board. Total director compensation for CRB meetings in 2002 was $119,950.

Report of the Audit/Examination Committee

          The Audit/Examination Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with management and the independent auditors, Moss Adams LLP. The Audit/Examination Committee also reviewed the scope, conduct and results of the audit performed by Moss Adams LLP, including the matters required for discussion by Statement of Auditing Standards No. 61. The Audit/Examination Committee reviewed the written disclosures regarding the independence of Moss Adams LLP contained in its letter to the Audit/Examination Committee as required by Independence Standards Board Standard No. 1.

          Based on the above, the Audit/Examination Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The activities of the Audit/Examination Committee are governed by its charter, which is included as Appendix A to this Proxy Statement.

          This report is submitted by the Columbia Audit/Examination Committee, consisting of Robert L. R. Bailey, Chair, Charles F. Beardsley and Jean S. McKinney.

CERTAIN TRANSACTIONS

          Certain directors and officers of Columbia, members of their immediate families, and business entities with which they are affiliated, are parties to transactions with Columbia, including borrowings and investments in time deposits. All such loans and investments in time deposits have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2002 the aggregate outstanding amount of all loans to officers and directors was approximately $11.1 million, which represented approximately 22.13% of Columbia’s consolidated shareholders’ equity at that date. All such loans are currently in good standing, and are being paid in accordance with their terms.

          Robert L.R. Bailey, a director of Columbia and CRB, and Orchard View Farms, a company controlled by Mr. Bailey, as well as Dry Hollow Limited Partnership, a partnership for which Mr. Bailey is the general partner, borrowed sums from CRB in excess of $60,000 in the aggregate under term loans, revolving and non-revolving lines of credit and Visa cards. As of December 31, 2002 the total balance due from these borrowings was $5.9 million.

          Charles F. Beardsley, a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under term loans, revolving lines of credit, and a Visa card. As of December 31, 2002 the balance due by Mr. Beardsley from these borrowings was $292,440.

          Richard E. Betz, a director of Columbia and CRB, and Faultline LLC, a company which is 17.5% owned by Mr. Betz, as well as WRMS LLC, of which Mr. Betz is a 25% owner, borrowed sums in excess of $60,000 in the aggregate under term loans, revolving and non-revolving lines of credit and Visa cards. As of December 31, 2002 the total balance due from these borrowings was $4.9 million.

           Dennis L. Carver, a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under a revolving line of credit. As of December 31, 2002 the total balance due from these borrowings was $65,000.

NO MATERIAL ADVERSE PROCEEDINGS

          No director, officer, affiliate, beneficial owner of more than 5% of the common stock of Columbia or security holder is an adverse party in any material proceeding against Columbia, or has a material interest adverse to Columbia.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

          Section 16 of the Securities Exchange Act of 1934, as amended, requires that all executive officers and directors of Columbia and all persons who beneficially own more than 10% of Columbia’s common stock file an initial report of their ownership of Columbia’s securities on Form 3 and report changes in their ownership of Columbia’s securities on Form 4 or Form 5. These filings must be made with the United States Securities and Exchange Commission with a copy sent to Columbia. As of the date of this Proxy Statement all executive officers and directors of Columbia are in compliance with such filing requirements.

INDEPENDENT AUDITORS

          Moss Adams LLP, independent auditors, were selected by the Columbia Board of Directors to conduct an audit of Columbia’s financial statements for the year ended December 31, 2002. Audit services provided by Moss Adams LLP for the year ended 2002 included the examination of Columbia’s consolidated financial statements, and the review of materials used in various filings with the United States Securities and Exchange Commission. A representative of Moss Adams LLP will be in attendance at the annual meeting.

          The Audit Committee of the Board of Directors approved the audit services provided to Columbia prior to being rendered. Other specific services were approved by officers of Columbia after a determination that none of such services would affect Moss Adams LLP’s independence as auditors of Columbia’s financial statements.

          Audit Fees. Columbia paid Moss Adams LLP $68,250 for professional services rendered in connection with the audit of Columbia’s financial statements for 2002 and for the review of Columbia’s quarterly financial statements for the first three quarters of 2002.

          All Other Fees. Columbia paid Moss Adams LLP $82,604 for all other services rendered to Columbia and its subsidiaries during 2002. The Audit Committee considered whether the provision of these services by Moss Adams LLP is compatible with maintaining Moss Adams LLP’s independence. (Moss Adams LLP performed no information systems design or implementation services for Columbia in 2002.)

PROPOSALS OF SHAREHOLDERS

          Shareholders may present matters for consideration at any annual meeting of Columbia. Shareholders are reminded that under Article VII of the Articles of Incorporation of Columbia, there are certain procedural requirements relating to the presentation of business at an annual meeting by a shareholder. Unless the Board of Directors permits otherwise, any business, including nominations of directors, may be properly brought before an annual shareholders meeting by a shareholder only upon the shareholder’s timely notice in writing to Columbia’s Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Columbia not later than the close of business on the tenth (10th) business day following the day on which notice or disclosure of the date of the annual meeting is given or made to shareholders.

          The notice provided by the shareholder must set forth (i) a brief description of each matter desired to be brought before the annual meeting and the reason for conducting such business at the meeting, (ii) the name and address of the proposing shareholder, (iii) the class and number of shares of stock of Columbia which are beneficially owned by the proposing shareholder, (iv) any material interest of the shareholder in the business proposed, and (v) as for each person whom the shareholder proposes to nominate for election as a director (a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of stock, if any, of Columbia which are beneficially owned by such person, (d) the proposed nominee’s written consent, and (e) any other information relating to such person that is required to be disclosed or is otherwise required by any applicable law.

          With respect to proposals to be considered at the 2004 annual meeting of shareholders, if a shareholder wishes to present a proposal at that annual meeting and also wishes to have the proposal included in Columbia’s official proxy statement for the 2004 annual meeting, the written notice of proposal must be submitted to the Secretary of Columbia no later than December 31, 2003.

INFORMATION AVAILABLE TO SHAREHOLDERS

          Columbia’s 2002 Annual Report is being mailed to shareholders with this Proxy Statement. Additional copies of the Annual Report and Columbia’s Form 10-K (when available) filed with the United States Securities and Exchange Commission (not including exhibits) may be obtained without charge from Greg B. Spear, Chief Financial Officer, Columbia Bancorp, Post Office Box 1050, The Dalles, Oregon 97058. Copies of such materials may also be obtained from Columbia’s website at http://www.columbiabancorp.com. Copies of exhibits to the Form 10-K will be supplied upon payment of Columbia’s reasonable expenses in furnishing such exhibits in the amount of $.25 per page.

STOCK PERFORMANCE GRAPH

          The graph below compares the yearly percentage change in the cumulative shareholder return on the Columbia’s common stock during the five years ended December 31, 2002 with: (i) the All Nasdaq U.S. Stocks Index as reported by the Center for Research in Security Prices; and (ii) the Nasdaq Bank Index as reported by the Center for Research in Security Prices. This comparison assumes $100.00 was invested on December 31, 1997 in Columbia’s common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and splits.

	1997	1998	1999	2000	2001	2002

Columbia Bancorp	100.00	111.94	90.05	79.23	139.01	210.43
Nasdaq Bank Stocks	100.00	99.36	95.51	108.95	117.97	120.61
Nasdaq US Market	100.00	140.99	261.48	157.42	124.89	86.33

March 10, 2003

Appendix A

COLUMBIA BANCORP

AUDIT POLICY AND CHARTER

Approved by Board Audit Committee on March 5, 2003, pending full Board Approval on March 20, 2003

The board of directors for Columbia Bancorp is responsible for making sure the audit committee (Committee) complies with this policy. Columbia Bancorp (Bancorp) understands the importance of accurate and reliable financial statements. Therefore, Bancorp’s policy is to have annual external audits done on our financial reports.

This policy meets the requirements for a formal written charter required by NASDAQ.

AUDIT COMMITTEE

In order to maintain an independent and effective Committee and to provide accountability among the Committee, outside directors and management, the following rules will apply.

Independent Directors:

To qualify as an independent director, a director may not have:

•	been employed by Bancorp or its affiliates in the current or past three years;

•	accepted any compensation from Bancorp or its affiliates in excess of $60,000 during the previous three fiscal years (except for board service, retirement plan benefits, or non-discretionary compensation);

•	an immediate family member who is, or has been in the last three years, employed by Bancorp or its affiliates as an executive officer;

•	been a partner, controlling shareholder or an executive officer of any for-profit or not-for-profit business to which Bancorp made, or from which it received, payments (other than those which arise solely from investments in the corporation’s securities) that exceed five percent of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

•	been employed as an executive of another entity where any of Bancorp’s executives serve on that entity’s compensation committee

•	owned or controlled 20% or more of Bancorp’s voting securities or be any relative of an executive officer of an issuer or its affiliates; or

•	been a former partner or employee of the company’s outside auditors

AUDIT COMMITTEE STRUCTURE

The Committee will consist of a minimum of three members and be comprised of independent directors only. All directors must be able to read and understand Bancorp’s financial statements including the balance sheet, income statement and cash flow statement. The committee will either designate one director as a financial expert as defined by the S.E.C., or disclose why such an expert has not been designated.

Exception: Under exceptional and limited circumstances (as allowed by the S.E.C.) one non-independent director may serve on the Committee, but not as its chair, provided the board determines it is in the best interest of Bancorp and its shareholders. If this exception is used the board will disclose the reason for the exception in the next annual proxy statement.

AUDIT COMMITTEE RESPONSIBILITIES AND PROCESSES:

          The primary responsibility of the Committee is to oversee Bancorp’s financial reporting process on behalf of the Board of Directors and report results of their activities to the Board. Management is responsible for preparing Bancorp’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee will have direct responsibility for the appointment, compensation and overseeing of the independent auditors and the Committee will receive reports directly from the independent auditors. The Committee also has the authority to hire independent counsel and other advisors to carry out its duties. As a result of carrying out their responsibilities, the Committee will recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission (SEC).

          The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

(1)  Communication from Management and others:

     a.     Review the interim financial statements with management prior to the filing of the Quarterly Report on Form 10-Q. Discuss the results of timely quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States. The Chairman of the Committee may represent the entire Committee for the purposes of this review.

     b.     Review with management the financial statements included in the Annual Report and ensure that the content is materially consistent with the financial data reported in Form 10-K with the SEC. In addition, this will include a review of their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

     c.     Review with management the annual proxy statement, including the report of the Committee to be included in the proxy statement.

     d.     Receive explanations from financial management of changes in accounting standards and rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission or other regulatory bodies, that have (or may have) a material effect on the financial statements.

     e.     Review significant accounting principles, policies, procedures and internal controls used by Bancorp. Review changes in these items and unexpected events, which have a significant impact on financial results.

     f.     Review areas susceptible to high degrees of risk and uncertainty as they pertain to estimates and other matters of judgment contained in the financial statements.

     g.     Receive notification from management when it seeks a second opinion on a financial accounting or reporting matter from an accounting firm other than the independent auditors.

     h.     Establish and maintain procedures for the receipt, retention and treatment of outside or inside complaints, including anonymous submissions from employees, related to accounting, internal accounting controls or auditing matters.

(2)  Quality of Internal Audit:

     a.     Review and approve the charter for Internal Audit.

     b.     Concur in the appointment or removal of the Director of Internal Audit.

     c.     Review the Internal Audit function including audit scope, audit results, operational plans, staffing levels and coordination of activities with the independent auditors.

     d.     Receive annual reports from Internal Audit regarding the planned reviews of the Company’s electronic data processing procedures and controls, and the specific security programs to protect against computer fraud or misuse from both within and outside the Company.

     e.     Receive annual reports regarding Internal Audit’s review of officers’ expenses and perquisites, including any use of corporate assets, and, if appropriate, review a summarization of the expenses and perquisites of the period under review.

     f.     Provide opportunity for Internal Audit to meet with members of the Committee without members of management present.

EFFECTIVENESS OF THE INDEPENDENT AUDIT:

(1)  The Committee shall have a clear understanding with management and the independent auditors (the “auditors”) that the auditors are directly accountable to the Committee and the Board of Directors. The Committee - will have the direct authority and responsibility to select, evaluate, compensate and where appropriate, replace the auditors. Annually, inform and recommend to the Board of Director’s the selection of the Bancorp’s independent auditors

(2)  Discuss with the auditors their independence from management and Bancorp and the matters included in the written disclosures required by the Independence Standards Board. Ensure that the auditors submit to the Committee an annual formal written statement delineating all relationships between the auditors and Bancorp. Discuss with the auditors any disclosed relationships or services that may impact the auditors’ objectivity and independence.

EXTERNAL AUDIT

Assessing Audit Firms

The annual review and selection or retention of a competent independent auditing firm is critical to the overall audit function. The following issues will be addressed when assessing audit firms for Bancorp:

-	The depth of audit needed by Bancorp based on the status of Bancorp’s internal audit function and any missing functions or regulatory requirements that may need to be filled through the independent audit firm.

-	The firm’s qualifications, such as whether or not the auditors are certified and their experience in auditing SEC reporting, banking organizations.

-	The firm’s explanation of the proposed scope and depth of the audit in terms of Bancorp’s needs and how it meets them.

-	An explanation of the proposed methods to be used, in more detail than mere reference to “generally accepted audit procedures.”

-	The timing or scheduling of audits.

-	The staff capability and willingness of the firm to meet Bancorp’s special needs for timely audits, assistance in correcting problems, and ability to obtain advice or direction.

-	The staff assignments by the firm to the bank to ensure compliance with partner rotation requirements and the competency and continuity in the audit procedures.

-	The method and timing of reporting to Bancorp, including the depth of management letters and presentations to the board. All external audits will be delivered directly to the Committee.

-	The independence of the auditors, as defined by the S.E.C. and the services being provided.

-	A discussion of the services to be provided to insure that such services are allowed under S.E.C. rules and do not include any prohibited non-audit services. The Committee must pre-approve all audit services and permitted non-audit services.

Engagement Letters

Once an external audit firm has been hired, Bancorp should receive from the firm an engagement letter or letter of agreement that will be made a permanent part of Bancorp’s records. At a minimum, the letter should include the following:

-	The scope of the agreed upon audit work and whether or not it will result in a certified audit report.

-	The period of time to be covered by the audit.

-	The report form to be provided, including whether it will be a short or long form.

-	In what manner and to what extent the external audit will be using internal audit work.

-	Any limitations of the audit, including any procedures that may be omitted.

Audit Reports

The Columbia Bancorp Board will assess the external audit report for any qualifications applied to the audit work to ensure consistency with the opinion of the audit. Adverse factors to be watched for include:

-	The scope of the audit being restricted by Bancorp or affected by conditions that do not permit the application of audit procedures considered necessary in the circumstances.

-	Inadequate disclosure or lack of conformity with generally accepted accounting principles, which may affect the financial statements so they do not fairly present conditions, results of operations, or changes in financial positions.

-	Accounting principles not being applied consistently.

-	The existence of unusual uncertainties as to the outcome of future events, where their effect on the financial statements cannot be reasonably estimated.

REVIEW OF POLICY

The Columbia Bancorp board of directors shall review this policy at least annually, making such revisions and amendments, as it deems appropriate.

COLUMBIA BANCORP

(1) Proposal 1 – ELECTION OF OFFICERS
01 Rich Betz 02 Jean McKinney	Term expires 2006 Term expires 2006

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